Exhibit 99.1

Specialty Laboratories Announces First Quarter 2005 Results
Turnaround Progressing; Quarterly Fluctuations May Continue

Valencia, Calif., April 20, 2005 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the first quarter ended March 31, 2005.

For the first quarter 2005, net revenue was $36.7 million, increasing 17.3 percent from $31.3 million in the first quarter 2004.  Net loss was $10.2 million or $0.44 per diluted share, compared to a loss of $2.5 million or $0.11 per diluted share for the first quarter 2004.  The loss in the first quarter 2005 includes $0.6 million of facility exit costs for our former Santa Monica facilities, $1.7 million of charges related to severance and organizational changes and an income tax charge of $5.9 million.  Net loss excluding these charges was $2.1 million or $0.09 per diluted share.

Total testing volume for the first quarter 2005, as measured by patient accessions, was approximately 887,000, increasing 32.4 percent from the approximately 670,000 accessions of the year-ago quarter.  An increase in Specialty’s independent laboratory business, which began during third quarter 2004 and continued during first quarter 2005, accounted for approximately 135,000 patient accessions and revenues of approximately $1.8 million in the first quarter 2005.  Excluding this stream of independent laboratory business, accession volume grew approximately 12.2 percent from the year-ago quarter to 752,000 accessions.

“Specialty’s test volumes continued to grow during first quarter 2005, reflecting the marketplace’s recognition of Specialty’s high quality testing and top notch customer service.  I want to thank our employees for their contributions to these accomplishments,” said Richard K. Whitney, chairman of the board of directors of Specialty Laboratories.  “During our recovery period over the last three years we have invested heavily in Specialty’s infrastructure to support future business expansion.  While our focus on growth has not changed, we have more work to do in order to improve our margins and deliver acceptable returns to our investors.  We are both optimistic with regard to the ultimate outcome and realistic regarding the time and effort it will take to get there.”

Mr. Whitney concluded, “While we continue to have a positive outlook on volume growth, the Company has elected to suspend its near term guidance at this time.  The recent leadership changes and the board of director’s decision to focus on accelerating the Company’s turnaround efforts will likely lead to additional charges and expenses in future periods and may cause fluctuations in quarterly results.  We look forward to reporting on our progress in the coming quarters.”

During first quarter 2005, Specialty initiated a search for a new chief executive officer.  A committee of Specialty’s directors is working with a recognized executive search firm to identify highly qualified individuals.  The process is ongoing and the committee is in active dialogue with several candidates.

Financial Summary

The growth in revenues for the first quarter resulted from a year-over-year increase in accession volume, offset by a reduction in aggregate average price per accession.  Aggregate average price per accession, excluding the independent laboratory business noted above, decreased by 0.5 percent from the first quarter 2004 and was lower than the pricing achieved in the fourth quarter 2004 by approximately 1.1 percent.

Total costs of services were $26.4 million in the first quarter 2005, an increase of approximately $3.8 million, or 16.8 percent, from the prior year’s first quarter.  The increase is primarily related to the growth in testing volume and the increased costs of our new facility.  Costs of services yielded a gross margin of 28.1 percent of revenue compared to 27.9 percent of revenue in the year ago quarter.

Total selling, general and administrative expenses (SG&A), including provision for doubtful accounts and stock-based compensation charges, were $14.2 million in the first quarter 2005, a year-over-year increase of $2.9 million, or 25.5 percent.  Several factors contributed to this increase: separation expenses of $1.7 million related to the departures of certain executives; the increased costs of the new facility; and increased administration fees related to new agreements with group purchasing organizations.  Excluding the separation costs, SG&A expenses increased 10.9 percent.

As planned, the Company also incurred approximately $600,000 in additional costs related to the abandonment of its former Santa Monica facilities.   No material expenses related to the former facilities are expected in future periods.  The Company also recorded an income tax charge of approximately $5.9 million to fully reserve its net deferred tax assets because of the Company’s continued losses.

Specialty’s balance sheet remained strong for the first quarter 2005.  Cash and investments were approximately $33.9 million as of March 31, 2005, compared to $40.1 million as of December 31, 2004. The decrease in cash is a function of the Company’s loss and continued capital investment in the business.   Specialty expects to receive approximately $3.5 million in additional cash payments in the second quarter 2005 related to our facility sale-leaseback transaction, following the final completion of all remaining construction items and leasehold improvements.  Capital expenditures for first quarter 2005 were approximately $3.1 million, of which approximately $2.1 million represents the final major capital expenditures related to our Valencia facility.  Depreciation and amortization for the period totaled approximately $1.5 million.  Days outstanding for accounts receivable were approximately 68.0 days at the end of the first quarter 2005, compared to 66.9 days at the end of fourth quarter 2004.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on April 20, 2005 at 5:15 PM Eastern.  A replay will be accessible on this site through the close of business on April 20, 2006.

About Specialty

Specialty Laboratories performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease.  Offering an extensive menu of specialized testing options for more than ten major medical specialties, Specialty provides hospitals, laboratories and specialist physicians a single-source solution to their non-routine testing needs.  By focusing on complex and technologically advanced testing, Specialty does not directly compete with clients for routine testing work and offers clinical testing services that generally complement the laboratory capabilities of its clients.  Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: possible future business expansion; improved margins and our ability to deliver acceptable returns to our investors; our ability to accelerate our turnaround efforts; charges we may incur in future periods, and the effect such charges may have on quarterly results; our successful recruitment of a skilled and qualified chief executive officer; and the timing and receipt of the final proceeds from our sale-leaseback transaction.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands except per share data)

	Three Months Ended March 31,
	2004	2005

Net revenue	$31,304	$36,718
Costs and expenses:
Costs of services	22,582	26,382
Selling, general and administrative (exclusive of provision for doubtful accounts charges and stock-based compensation charges)	10,174	12,943
Provision for doubtful accounts charges	1,004	1,126
Stock-based compensation charges	142	137
Facility exit costs	—	556
Total costs and expenses	33,902	41,144

Operating loss	(2,598)	(4,426)

Interest income	(63)	(189)
Interest expense	—	100

Loss before income taxes	(2,535)	(4,337)

Provision for income taxes	—	5,864

Net loss	$(2,535)	$(10,201)

Basic loss per common share	$(0.11)	$(0.44)

Diluted loss per common share (a)	$(0.11)	$(0.44)

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are antidilutive.

Specialty Laboratories, Inc.
Consolidated Balance Sheets
(Dollar amounts in thousands)

	December 31,	March 31,
	2004	2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,283	$12,240
Accounts receivable, less allowance for doubtful accounts of $3,132 as of December 31, 2004 and $2,963 as of March 31, 2005	26,517	27,736
Receivable from sale of property	3,500	3,500
Refundable income taxes	—	32
Deferred income taxes	1,155	—
Inventory	3,207	3,303
Prepaid expenses and other assets	2,683	2,638
Total current assets	55,345	49,449

Property and equipment, net	32,843	34,550
Long-term investments	21,822	21,620
Deferred income taxes	4,709	—
Goodwill, net	5,655	5,655
Other assets	5,768	5,547
	$126,142	$116,821

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,292	$7,487
Income taxes payable	387	—
Facility exit costs accrual	471	—
Accrued liabilities	4,297	6,801
Total current liabilities	14,447	14,288
Other long-term liabilities	2,161	2,723

Shareholders’ equity:
Preferred stock, no par value:
Authorized shares—10,000,000
Issued and outstanding shares—none	—	—
Common stock, no par value:
Authorized shares—100,000,000
Issued and outstanding shares—23,022,644 as of December 31, 2004 and 23,091,979 as of March 31, 2005	105,224	105,902
Retained earnings (accumulated deficit)	4,486	(5,715)
Accumulated other comprehensive loss	(176)	(377)
Total shareholders’ equity	109,534	99,810
	$126,142	$116,821

Contact:

Greg Mann
Executive Director, Corporate Communications
Specialty Laboratories
(661) 799-6691
gmann@specialtylabs.com